Exhibit 10.33

February 17, 2022

Deborah A. O’Connor

24W485 Eugenia Drive

Naperville, Illinois 60540

Dear Deb,

On behalf of ACCO Brands Corporation ("ACCO Brands"), I am very pleased to confirm our employment offer to you for the position of Executive Vice President of ACCO Brands and Chief Financial Officer reporting to me, as set forth in this Offer Letter. Your start date will be mutually agreed upon between you and me. Your primary work location will be located at our corporate headquarters at Lake Zurich, IL. The details of our employment offer are as follows:

• Base Salary: Your annual base salary will be $540,000 (five hundred forty thousand), payable bi-weekly less applicable taxes and withholding.

• Short-term Incentive: You will participate in the ACCO Brands Annual Incentive Plan with a target award opportunity of 75% of your annual eligible earnings. For the ACCO Brands Annual Incentive Plan, awards are based on actual eligible earnings, and are dependent upon actual performance against goals established by, and at the discretion of, the Compensation and Human Capital Committee of the ACCO Brands’ Board of Directors. Participants must be employed prior to November 1 of the Plan year and must be actively employed by ACCO Brands on the last day of the Plan year (December 31) to receive any payout for that Plan year.

Based on your start date, any 2022 incentive will be scheduled to payout on a pro-rata basis.

• Long-term Incentive: You will be eligible to participate in the ACCO Brands Long-term Incentive Plan (the “LTIP”). LTIP is a cash and/or equity-based, with an incentive grant typically made once each year, usually in the spring. The equity-based award opportunity for your position may consist of Restricted Stock Units (RSUs), Performance Stock Units (PSUs), and/or Non-Qualified Stock Options (NQSOs). LTIP grant recommendations are based on several key factors such as individual performance, future growth potential, internal equity amongst peers, and our Total Rewards Philosophy. The target opportunity for your position is $955,000 per year.

You will receive a grant in the amount of $955,000 for the 2022 grant year, upon approval by the Compensation and Human Capital Committee this spring, to be effective the first business day of the month following your start date. This equity award will be delivered in the form of 50% PSUs, 25% RSUs, and 25% NQSOs. The Long-term incentive plan details will be provided to you with the electronic version of this offer.

• Employee Benefits: As an ACCO Brands employee, you will be eligible to participate in our health, welfare, and retirement benefit programs, as well as our executive life, disability and non-qualified deferred compensation programs. In addition, you will be eligible to receive five (5) weeks of annual vacation which is accrued as you work and cannot be carried over from year to year. For 2022, you will receive pro-rata vacation benefits based upon your start date. The Employee Benefits Summary and Non-Qualified Deferred Compensation summary will be provided to you with the electronic version of this offer.

• Severance Benefits: You will be a Tier 2 participant in the ACCO Brands Executive Severance Plan. The Executive Severance Plan details will be provided to you with the electronic version of this offer.

• Executive Officer: as an executive officer of ACCO Brands, a publicly traded corporation, your position is subject to additional corporate governance policies and your compensation is required to be publicly disclosed. Additional information regarding these requirements will be provided to you upon your hire, and the Executive Stock Ownership Guidelines will be provided with the electronic version of this offer.

• Contingency: The entirety of this Offer Letter is contingent upon a satisfactory background check (including accurate representation of academic degrees, prior work experience and a credit history) and drug screen results, as well as confirmation of your eligibility to work in the United States. You must submit to a drug screen test within three (3) days of receipt of the chain of custody form. Please refer to the Drug and Alcohol Screening Procedure enclosed within the onboarding portal for specifics – no advance appointment is necessary.

By accepting this Offer Letter, you are confirming to ACCO Brands that you are not subject to any prior agreements or arrangements, whether oral or written, which could restrict or prevent you from functioning in the position you have been offered. You further understand and agree that you may not disclose to ACCO Brands or use in connection with your employment with ACCO Brands any protected trade secrets or protected confidential or proprietary information or materials of another entity, including any prior employer, unless and until such information or materials become public through proper means.

This Offer Letter is not intended to constitute a contract of employment. Employment with ACCO Brands is “at-will” and subject to termination by you or ACCO Brands at any time, with or without cause or prior notice. Nothing in this Offer Letter or in any of the accompanying materials alters this “at-will” relationship. Employment with ACCO Brands is also subject to ACCO Brands’ policies and procedures.

This Offer Letter contains the entire understanding between you and ACCO Brands and supersedes any prior verbal or written communication related to the terms and conditions of this offer of employment. This Offer Letter can only be modified in writing signed by you and by me specifically referring to this Offer Letter, however, in no event can any modification be made to the “at-will” status of employment with ACCO Brands.

Prior to your first day of work, please complete the online forms in the Onboarding Portal. You must complete Section 1 of your I-9 in the Onboarding Portal under the Federal I-9 Form Link in order to verify your employment eligibility. Please bring appropriate documentation to verify your identity and your legal right to work in the United States. Within 3 business days of your first day of your work, you must present ACCO Brands with appropriate documentation. Please contact me or Angela Jones at (402) 238-8681 or angela.jones@acco.com if you have any questions.

Following your acceptance of this offer, we will confer regarding your onboarding. You will spend the first of your onboarding in Orientation learning about ACCO Brands, our business, our history, and our brands and products.

Deb, I am very excited about you joining ACCO Brands. I am confident that ACCO Brands can offer you the opportunity to build on your professional experience and that you will contribute to our business success. Please acknowledge your understanding and acceptance of this Offer Letter by electronically signing this offer below.

Sincerely,

/s/ Boris Elisman

Boris Elisman
Chairman and Chief Executive Officer
ACCO Brands Corporation

ACCEPTANCE, ACKNOWLEGMENT AND CODE OF BUSINESS CONDUCT AND ETHICS AFFIRMATION

Upon signing this Offer Letter, I accept and agree to the terms described above. I also affirm that I have read and understand the ACCO Brands Code of Business Conduct and Ethics (the “Code”) and agree as an additional condition of employment to comply with the Code as amended and revised from time to time. I understand I can access the Code at: https://www.accobrands.com/code-of-conduct/. I acknowledge that the Code requires that certain outside activities be approved in writing before I begin employment and I agree that, if any such required approval is denied, I will cease the relevant activity immediately.

Accepted and agreed by:

Signature:

/s/ Deborah O'Connor

CC:

Angela Jones